Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees of

Access One Trust:

We consent to the use of our report dated December 22, 2015 relating to the financial statements of Access Flex High Yield Fund and Access Flex Bear High Yield Fund (two of the portfolios that are part of Access One Trust), incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

February 22, 2016